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                     October 24, 2023

       Charles Reinhart, III
       Chief Financial Officer
       Pacira BioSciences, Inc.
       5401 West Kennedy Boulevard, Suite 890
       Tampa, Florida 33609

                                                        Re: Pacira BioSciences,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-35060

       Dear Charles Reinhart:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences